Exhibit 99.1

EVOLUTION GLOBAL ACQUISITION CORP Announces Pricing of Upsized $210 Million Initial Public Offering

New York, Nov. 10, 2025 (GLOBE NEWSWIRE) -- EVOLUTION GLOBAL ACQUISITION CORP (the “Company”) announced today that it priced its initial public offering of 21,000,000 units at $10.00 per unit after upsizing the original offering of 17,500,000 units. The units will be listed on the Nasdaq and will trade under the ticker symbol “EVOXU” beginning November 11, 2025. Each unit consists of one Class A ordinary share of the Company, $0.0001 par value per share,  and one-half of one redeemable warrant, each whole warrant entitling the holder to purchase one Class A ordinary share upon exercise, at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “EVOX” and “EVOXW,” respectively. The offering is expected to close on November 12, 2025, subject to customary closing conditions.

The Company, led by Chairman of the Board of Directors and Chief Executive Officer, Stephen Silver, and by member of the Board of Directors and Chief Operations Officer, Ashley Zumwalt-Forbes, is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on businesses with a focus on those that own, operate, or are developing assets in the critical minerals sector that are fundamental to the economic and national security interests of the United States.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC is acting as book-running manager and lead underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at capitalmarkets@cohencm.com or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities became effective by the Securities and Exchange Commission on November 10, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ashley Zumwalt-Forbes
Evolution Global Acquisition Corp

azf@evo-spac.com